Exhibit 10.36

SF&I PROGRAM INSTALLER AGREEMENT

___________________________________________________________________________

Independent Contractor’s Identification No. (Optional Home Depot Internal Use Only)

DECK America INC.
Independent Contractor’s Full Legal Name

1041 CANNONS CT
Independent Contractor’s Principal Business Address

2nd Address Line

Woodbridge	VA	22191
City	State	Zip

N/A
Independent Contractor’s Billing/Mailing Address (If Different from Principal Business Address)

2nd Address Line

_________________________________________________________________________________________	_______	_____
City	State	Zip

703-497-4440	703-497-1559
Independent Contractor’s Primary Tel. No.	Independent Contractor’s Fax No.

- -______________________________	- -
Independent Contractor’s Mobile Tel. No.	Independent Contractor’s Primary Pager No. (If Any)

This SF&I Program Installer Agreement is made and entered into between The Home Depot U.S.A., Inc. d/b/a The Home Depot (hereinafter referred to as “The Home Depot”) and the Company listed above (hereinafter referred to as “Contractor”). In consideration of the mutual covenants contained herein, the parties agree to the terms set forth in this Agreement.

This agreement is subject to the terms and conditions contained herein, including any attachments.

1.	SERVICES AND PRICES

1.1.	The Home Depot will arrange for Contractor to sell, furnish, and/or install products as described in Exhibit A and Exhibit B to The Home Depot customers (hereinafter collectively referred to as the “Services”), in the market area or store set forth in “Products and Services” and “Market Areas/Stores” attached hereto as Exhibit A and Exhibit B, respectively. Contractor warrants that it is qualified to perform all Services and will not start a job unless if can be completed with the highest quality for the stated price. The Home Depot, in its sole discretion, may determine, from time to time, what stores will promote and advertise the Services. Contractor acknowledges that it is not the exclusive Contractor offering Services for The Home Depot, and The Home Depot makes no guaranty of the amount of business, if any, to be provided to Contractor hereunder.

1.2.	All Contractor policies and procedures covering the Service shall be in conformance with The Home Depot principles and standards as set forth in “The Home Depot Authorized SF&I Installer Handbook”, attached hereto as Exhibit C. In addition, Contractor shall use its best effort to ensure that any employee of Contractor shall comply with The Home Depot principles and standards as set forth in “The Home Depot Authorized SF&I Installer Handbook”, attached hereto as Exhibit C. The Home Depot may use customer surveys or other methods to measure Contractor adherence to these standards. Contractor must maintain a minimum level of service that is reasonably acceptable to The Home Depot that meets or exceeds the standards set forth in Exhibit C attached hereto. Notwithstanding the above, nothing contained in this Section 1.2 will be deemed a waiver by The Home Depot of their right to terminate this Agreement pursuant to the terms, provisions, and conditions of Section 12.

1.3.	The prices at which Services are sold to The Home Depot’s customers are set forth in “Pricing”, attached hereto as Exhibit D. The Home Depot and Contractor may mutually agree, from time to time, to change these prices, provided the prices at which Services are sold to The Home Depot’s customers shall be no less favorable than prices that Contractor charges for non Home Depot installations.

1.4.	All payments made to The Home Depot shall be made in United States dollars. The Home Depot shall pay Contractor total installation price less a lead generation fee set forth in Exhibit E attached hereto and expressly made a part hereof.

1.5.	Any and all losses which may be sustained by reason of nonpayment of checks accepted by Contractor in payment for sales under this Agreement shall be borne by The Home Depot.

1.6.	Any and all credit card fees payable in connection with purchases of Services by The Home Depot customers shall be borne by The Home Depot.

2.	OPERATION OF BUSINESS BY CONTRACTOR AND/OR SUBCONTRACTOR

2.1.	Contractor is solely responsible for procuring and maintaining all licenses and permits necessary to operate its business hereunder and shall provide The Home Depot copies of such licenses and permits. Contractor shall comply with all applicable laws, ordinances, and regulations.

2.2.	Contractor will not divert elsewhere any sales of business which could be transacted by The Home Depot. Contractor shall not accumulate or use the names of The Home Depot’s customers for any purpose whatsoever, except in its performance of Services.

2.3.	Contractor will not sell or install Services for other retailers, or under the name or trademark of other retailers, without the expressed written consent of The Home Depot.

2.4.	All forms, advertising materials, promotional materials, coupons, methods of soliciting business, and other materials used by Contractor in connection with its operation hereunder must be approved by The Home Depot in writing prior to their use. Contractor shall not use The Home Depot’s name, trademark, or copyrights without the express prior written consent of The Home Depot. The parties shall comply with additional requirements concerning marketing and lead generation as specified in Exhibit E-1 attached hereto.

2.5.	Contractor shall be fully liable to The Home Depot for any and all loss, theft, destruction of, or damage to, any and all monies, funds, property, merchandise, or material of The Home Depot or customers caused by Contractor’s actions while performing work for customers on behalf of The Home Depot, and Contractor shall maintain insurance covering Contractor’s liability under this Section.

2.6.	Contractor warrants and guarantees that all materials furnished by Contractor shall be free from defects for a period of one (1) year from completion of said Services by Contractor, or for the period specified in the manufacturer’s warranty of said materials, whichever is longer. Furthermore, Contractor warrants and guarantees that all Services performed shall be free from defects in workmanship for a period of one (1) year from completion of said Services by Contractor. If any claim is made that a defect developed during this warranty period in workmanship or in materials furnished by Contractor, Contractor agrees to promptly remedy said defect immediately without cost to The Home Depot or to the customer. If Contractor fails to so remedy said defect, The Home Depot shall, in its sole discretion, and unless otherwise prohibited by applicable law, have the right to have the defect corrected at Contractor’s expense. Contractor agrees to pay The Home Depot for such amount and/or hereby authorizes The Home Depot to deduct such amount from any sums then due or thereafter becoming due to Contractor from The Home Depot.

2.7.

All Services shall be performed free from all liens or claims whatsoever. There shall be no liens placed on The Home Depot’s property or customer’s property by Contractor, Contractor’s employees, or agents as a result of Services performed. Contractor, its employees and agents hereby waive, and Contractor shall cause all necessary parties to waive, all rights to any and all liens arising in connection with any work performed hereunder, and Contractor agrees to indemnify and hold The Home Depot, its employees, agents, and customers harmless from and against any and all such liens. This Section shall be a part of this Agreement to the extent permitted by applicable state law. In the event any attachment is levied or lien filed against any property of The Home Depot or its customers by reason of any act or omission or any alleged act or omission of Contractor, Contractor’s employees, or agents, then The Home Depot shall have the right, but not the obligation, to take any and all steps necessary including filing a lawsuit for slander of title to release or discharge such attachments or lien, and Contractor shall be responsible for the payment to The Home Depot of all costs and expenses made or incurred by The Home Depot by reason thereof, plus interest thereon at the maximum rate permitted by law. Contractor agrees to pay The Home

Depot for such amount and/or hereby authorizes The Home Depot to deduct such amount from any sums then due or thereafter becoming due to Contractor from The Home Depot.

2.8.	Any and all collection procedures for delinquent accounts which may occur during the term of the Agreement shall be the responsibility of The Home Depot.

2.9.	Any subcontractor retained by Contractor to perform any Services shall agree to comply with all of the terms and conditions set forth herein, including but not limited to the lien provisions of Section 2.7 and the Indemnity provisions of Section 11.

2.10.	Contractor shall provide The Home Depot a detailed monthly summary of its activities pursuant to this Agreement, including but not limited to a list of parties receiving in-home presentations, and detail of sold and completed jobs including price. Contractor shall provide Services consistent with the service level standards set forth in Exhibit F attached hereto. Contractor shall maintain records of sales performance for Deck install services, and shall report such performance to Home Depot on a periodic basis. Contractor shall maintain such records such that performance of fence install services can be reported separately from deck install services and from other service lines Contractor offers. All reports need to be in accordance with our Authorized SF&I Installer Agreement, except that all such reports must report fence install business separate from deck install business and separate from any other line of business Contractor may enter in the future.

3.	TERM

3.1.	The initial term of this Agreement shall commence on the date The Home Depot signs this Agreement and shall continue for one (1) year. After the initial term, this Agreement shall automatically renew for additional terms of one (1) year each. Notwithstanding the above, either party may terminate this Agreement at any time, by giving the other party at least sixty (60) days written notice.

3.2.	Home Depot shall have the right, upon sixty (60) day’s written notice to Contractor, to discontinue Services or find an alternate service provider in any market area due to Contractor’s failure to comply with Home Depot’s service standards in such market area as outlined in Exhibit C.

4.	CONFIDENTIALITY

4.1.	All information of a business nature relating to the pricing, sales, promotions, marketing, assets, liabilities, or other business affairs of The Home Depot and The Home Depot’s customers is confidential. Contractor shall not disclose or permit access to any such information to any person, corporation, or entity. Contractor shall cause its officers, employees, and agents to take such action as shall be necessary or advisable, to preserve and protect the confidentiality of such information. This Section shall survive the termination of this Agreement. Contractor agrees that upon any breach of the obligations contained in this Section, The Home Depot shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law.

4.2.	All customer information (including customer lists) developed by or acquired by Contractor, its employees, or agents, from the operation of or from records generated as a result of this Agreement during the term of this Agreement or thereafter, are deemed to be exclusively owned by The Home Depot. Contractor agrees not to use or permit use of such customer information in any manner except the performance of this Agreement, and agrees not to reproduce, release, or in any way make available or furnish, either directly or indirectly, to any person, firm, corporation, association or organization at any time, any such customer information which will or may be used to solicit sales or business from such customers including but not limited to the type of sales or business covered by this Agreement except pursuant to the terms of this Agreement.

5.	RULES AND REGULATIONS: CUSTOMER SERVICE

5.1.	Contractor shall comply with all of The Home Depot’s rules and regulations and policies of customer service and customer relations as outlined in Exhibit C. Should any complaints arise between a customer and Contractor with respect to any Services performed, Contractor shall comply with The Home Depot’s customer service policies, and satisfy the customer. The Home Depot shall have full rights to investigation, including the right to examine and reproduce any records or files that relate to said complaint. The Home Depot’s decision shall be final and binding upon Contractor. Contractor will be liable to The Home Depot for any returns, refunds, or adjustments made by The Home Depot, at any time, in accordance with this Agreement.

6.	TERMINATION

6.1.

Upon termination of this Agreement for any reason, Contractor shall: (a) complete in a timely manner all orders accepted by Contractor prior to the effective date of termination unless instructed by The Home Depot to the contrary; (b) pay to The Home Depot all sums payable hereunder prior to the effective date of the termination, and pay and perform all obligations which are to continue thereafter under the terms of this Agreement; (c) deliver to The Home Depot all records maintained by Contractor with respect to Services performed and all customer lists that were developed while operating hereunder, which lists are the exclusive property of The Home Depot, and thereafter refrain from the use of any such records and customer lists or any information contained therein, or any other information it may have obtained as a result of the business conducted hereunder; (d) relinquish its telephone number referencing The Home Depot to The Home Depot; (e) return or, if requested by Home Depot, destroy all forms and other materials bearing The Home Depot’s name and trademarks; (f) cease thereafter to represent in any manner that it is associated or connected with The Home Depot; and (g) return any and all materials provided by The Home Depot or its agents used in the performance of Services by Contractor as defined in this Agreement.

6.2.	The Home Depot may, at its option, withhold 50% of the amount of any payments due for a period of ninety (90) days after the date of notice of termination or sixty (60) days after the effective date of termination of this Agreement, whichever is later, as a guarantee fund for the settlement of any claims which may exist at the time of termination or which may arise, accrue, or be discovered after the termination of the Agreement. In the event of cancellation of this Agreement, all provisions contained herein shall continue in force and effect as to any claims and other matters arising out of or connected with this Agreement until all such claims and matters are fully resolved.

6.3.	Under no circumstances shall The Home Depot be liable to Contractor for any loss or damage by reason of termination herein

7.	EMPLOYEES OF CONTRACTOR

7.1.	Contractor shall employ and maintain a competent manager and an adequate number of competent, skilled employees or subcontractors to properly carry on the business and operation of Contractor pursuant to this Agreement. Contractor shall not subcontract any work hereunder without the consent of The Home Depot or without fulfilling Contractor’s obligation to ensure that any subcontractor, principal, employee, or agent thereof has submitted and has passed a background investigation consistent with the requirements of Exhibit C hereto. The Home Depot shall have the right to request that any employee or subcontractor of Contractor not perform work pursuant to this Agreement. If such employee or subcontractor is for any reason objectionable to The Home Depot then Contractor agrees that any such person shall not perform work pursuant to this Agreement and The Home Depot shall not be obligated to state its specific objections. In no event shall employees of Contractor be considered employees of The Home Depot.

7.2.	Contractor has the full authority to hire, terminate, and supervise its employees and shall determine and be solely responsible for the payment of wages, salaries, and benefits to its employees.

7.3.	Contractor will comply, at its expense, with the Fair Labor Standards Act, all applicable Worker’s Compensation laws and all other laws applicable to its employees, subcontractors and agents and will pay all federal, state, and municipal payroll, withholding, social security, Medicare, unemployment, and other taxes, contributions, or premiums which are required by law to be paid and/or withheld by any employer with respect to such employees, subcontractors and agents and Contractor shall indemnify, defend and hold The Home Depot harmless from and against any violation of such acts and laws by Contractor or its employees, subcontractors, agents, or representatives. Should The Home Depot pay any sum of money, whether by way of levy, tax, interest, or penalty because of any rule, law, regulation, or ruling that The Home Depot shall be responsible for any payments to employees, subcontractors or agents covered hereunder including but not limited to payments because of Worker’s Compensation settlements or reserves, or otherwise, Contractor agrees promptly upon demand to reimburse The Home Depot and/or Contractor hereby authorizes The Home Depot to deduct and use a necessary amount from any sums then due or thereafter becoming due to Contractor from The Home Depot for any costs and expenses incurred by The Home Depot in negotiating the settlement or securing an adjudication.

7.4.	Contractor is in sole control of its personnel and labor relations. Should any labor dispute arise between contractor and its employees, subcontractors, agents, or their representatives, which in The Home Depot’s sole judgement interferes with The Home Depot’s business, The Home Depot may suspend this Agreement, by oral or written notice to Contractor, until The Home Depot is satisfied that Contractor’s operation is free from involvement in any such dispute. The Home Depot shall not be liable to Contractor because of such suspension. Contractor agrees to notify The Home Depot of a threatened, impending, or actual labor dispute.

8.	ACCOUNTING

8.1.	All sales, refunds, and credits shall be handled in accordance with The Home Depot’s systems and procedures as outlined in Exhibit C. In the event Contractor collects proceeds of sales from customers, Contractor shall fully comply with and follow The Home Depot’s policies and procedures regarding the handling of cash, checks, and credit card sales as outlined in Exhibit C. Contractor shall indemnify The Home Depot for all losses incurred by The Home Depot due to Contractor’s failure to comply.

8.2.	Contractor shall submit to The Home Depot’s designated office the then required documentation, which includes the customer’s acceptance of the work. The Home Depot shall remit payment to Contractor for Services adequately performed, less any amounts then owed The Home Depot by Contractor pursuant to any terms of this Agreement.

8.3.	Contractor shall retain copies of all job-related paperwork including installation contracts with customers, quality assurance audits, customer approval forms, and lien waivers, for at least three (3) years after the date of completion of all work performed by Contractor on behalf of The Home Depot. Contractor shall provide copies of any such paperwork within five (5) business days of receipt of request by The Home Depot, and The Home Depot shall have the right to audit at any time Contractor’s files of such paperwork at The Home Depot’s expense.

8.4.	In the event any additional sums are advanced by The Home Depot to Contractor or made on behalf of Contractor for any reason whatsoever, Contractor shall pay on demand to The Home Depot for such amounts and/or Contractor hereby authorizes The Home Depot to deduct such amounts from any sums then due or thereafter becoming due to Contractor.

9.	TAXES

9.1.	Contractor shall pay, accrue, and/or remit all ad valorem, license, franchise, occupation, income, sales, use, and any other taxes or imposts of every nature or description whatsoever, presently or hereinafter imposed by any governmental authority upon the operation of Contractor’s business, and Contractor shall file all reports, make all returns, and secure all licenses and permits with respect thereto. Contractor shall know the tax consequences of furnishing and installing products for The Home Depot. Such furnish and install service sales made to The Home Depot are generally not for resale and no resale certificate will be issued. The only time said resale certificate will be issued is upon review by The Home Depot USA where the installation job type by law does not qualify as a real property improvement or is taxable to the property owner by law. The Home Depot USA shall collect all retail sales taxes if and when applicable, from customers and shall remit such taxes and file all reports with the appropriate governmental agencies.

9.2.	Should the present system of handling such retail sales tax returns and payments be changed for any reason whatsoever, the Contractor shall make its own returns and shall make payments of such taxes in the manner required by law.

10.	INSURANCE

10.1.	Contractor during the term of this Agreement shall at its sole cost and expense maintain Commercial General Liability Insurance (including coverage for personal injury, property damage and completed operations) and Automobile Liability Insurance with the limits set forth in Exhibit C. All such policies shall be written in the form known to the insurance industry as an occurrence policy, which policy shall contain an endorsement whereby the insurer extends the coverage thereunder to the extent necessary to include the contractual liability of Contractor arising by reason of the indemnity provisions of this Agreement, and shall be issued with The Home Depot as an additional insured.

10.2.	Contractor shall comply with all applicable Worker’s Compensation laws and provide Worker’s Compensation Insurance for all persons employed by it in connection with the business conducted pursuant to this Agreement and shall pay any and all contributions, taxes, and costs of such insurance and benefits payable thereunder which are required to be withheld and/or paid by any employer under the provisions of any applicable present or future law, or regulation.

10.3.	All policies of insurance which Contractor must provide pursuant to the provisions of this Agreement, except Worker’s Compensation Insurance, shall be issued by insurance carriers approved by The Home Depot and shall be in form satisfactory to The Home Depot. All policies shall contain an endorsement whereby the carrier agrees that its insurance is primary and not contributory with or in excess of any coverage The Home Depot may carry. Contractor shall deliver to The Home Depot certificates of all policies of insurance upon the commencement date of this Agreement and thereafter, not less than ten (10) days prior to the expiration dates of said policies. Each policy shall provide that it cannot be canceled or materially changed except on thirty (30) days’ notice by the insurance carrier to The Home Depot.

11.	LIABILITY; INDEMNIFICATION; AND LIMITATIONS OF LIABILITY

11.1.	In addition to Contractor’s other obligations concerning liability under this Agreement, Contractor shall be fully liable for any loss, theft, destruction of, or damage to, the merchandise or property of The Home Depot, any of The Home Depot’s customers, or such customer’s clients resulting from Independent Contractor’s acts or omissions, or the acts or omissions of Independent Contractor, or the acts of omissions of Independent Contractor’s employees, agents, or subcontractors.

11.2.

 Contractor assumes all liability for, and shall defend, indemnify, and hold harmless The Home Depot and its parents, subsidiaries, affiliates, officers, directors, employees, agents, successors, and assigns (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, costs, and expenses (including, without limitation, reasonable legal fees and expenses), arising from any claims made by others, of whatsoever kind or nature, imposed on, incurred by, or asserted against any Indemnified Party, resulting from, arising out of, or incurred with respect to:

(a)	the breach by, or act or omission of, Contractor under this Agreement; and

(b)	any other matter as to which Contractor in other provisions of this Agreement has agreed to indemnify The Home Depot.

11.3.	The Home Depot shall not be liable for any claim for death, damage, or injury of any type to persons resulting from an act or omission of Contractor. The Home Depot shall not be liable for any claim for damage or injury to any materials or property owned, stored, held, or otherwise controlled by Contractor. The Home Depot shall not be liable for loss of, damage to, or interference with, Contractor’s business. The Home Depot shall not be liable to Contractor for any special, indirect, incidental, exemplary, consequential, or punitive damages or loss of goodwill in any way relating to this Agreement, even if The Home Depot has been notified of the possibility or likelihood of such damages occurring, and regardless of whether such liability is based in contract, tort, negligence, strict liability, or otherwise. Finally, The Home Depot shall not be liable to Contractor or Contractor’s employees, agents, or subcontractors for any loss or damage resulting from termination of this Agreement.

For services provided in Florida only, one tenth of one percent of the contracted price for each installation shall be given as separate stated consideration by The Home Depot to Contractor in consideration of Contractor’s indemnification of The Home Depot from liability for damages to persons or property caused in whole or in part by any act, omission, or default of The Home Depot as provided above. For services provided in Florida only, the extent of such indemnity shall be monetarily limited to the amount equal to the coverage limits of insurance required in Section 10.1.

12.	DEFAULT

12.1.	The occurrence of any one or more of the following shall be deemed an event of default under this Agreement: (a) the failure of Contractor to operate in accordance with Section 2 or any material term of this Agreement, the abandonment of work hereunder, the failure of Contractor to pay any money due The Home Depot, or the failure of Contractor to provide The Home Depot with evidence of insurance required herein; (b) except as set forth in Subsection (a), the failure of Contractor to perform any of the terms, covenants, and conditions hereof which is continuing ten (10) days after Contractor has received written notice from The Home Depot specifying the nature of such default; (c) the conduct by Contractor hereunder of business (i) in a manner deemed by The Home Depot to be prejudicial to The Home Depot’s interest or (ii) in violation of the law; (d) the doing or permitting to be done of any act by Contractor which creates a lien or claim therefore against any property of The Home Depot or its customers and failure of Contractor to satisfy, release or provide evidence of indemnification satisfactory to The Home Depot within ten (10) days of receipt by Contractor of notification of said lien or claim or the filing of said lien or claim, whichever occurs first; (e) notwithstanding anything in this Agreement to the contrary, the levying of a writ of execution or attachment against the property of The Home Depot or its customer as a result of any act or omission by Contractor and Contractor’s failure to satisfy, release, or discharge said writ within five (5) days from the date said writ was levied; (f) the making by Contractor of an assignment for the benefit of creditors; (g) the institution of proceedings in a court of competent jurisdiction for the reorganization, liquidation, or involuntary dissolution of Contractor; or for its adjudication as a bankrupt or insolvent; or if a receiver, trustee, or liquidator is appointed for the property of Contractor and said receiver, trustee, or liquidator appointed therein is not removed within thirty (30) days after written notice from The Home Depot to Contractor to obtain such removal; or (h) the taking advantage by Contractor of any debtor relief proceedings under any present or future law, whereby the liabilities or obligations of Contractor are or are proposed to be reduced or payment thereof deferred.

12.2.

 Upon any such event of default, which default remains uncured for the period set forth above, if any; (a) The Home Depot may, at its option, immediately terminate this Agreement by written notice to Contractor and all rights of Contractor hereunder shall be terminated, provided, however, that in the event of any termination pursuant to this Section 12.2, The Home Depot shall not be relieved of any obligation to pay Contractor for Services provided by Contractor hereunder, subject to The Home Depot’s right to reduce or adjust any payment due Contractor as otherwise provided herein; (b) The Home Depot may, at its option, in addition to any other remedies available, cure such default or cause such default to be cured, and Contractor shall pay to The Home Depot upon demand a sum equal to the amount expended by The Home Depot therefore and/or Contractor hereby authorizes The Home Depot to deduct such amount from any sums then due or thereafter becoming due to Contractor from The Home Depot; or (c) if the event of default arises from Contractor’s failure to provide The Home Depot with any document(s) required under this Agreement including, but not limited to, failure to provide evidence of insurance coverage or required permits or licenses, The Home Depot, in addition to all other remedies set forth herein, may, from the date the event of default occurs until such time as Contractor provides The Home Depot with the required document(s), retain all monies due to Contractor. Any such actions by The Home Depot shall not relieve Contractor from its continuing obligations to fully perform the covenants contained herein. In the event of default by Contractor, all amounts due to The Home Depot under this Agreement shall become immediately due and payable. Contractor shall give immediate notice to The Home Depot of an occurrence or event of default.

12.3.	In addition to any and all other remedies, The Home Depot shall have the right to obtain specific performance, or an injunction against breach or threatened breach of this Agreement, or a mandatory injunction to correct any breach which may have occurred or be threatened, it being agreed that Contractor’s relation to The Home Depot is such that the injury which might or could be occasioned to The Home Depot by reason for a breach could not be compensated in money and might or could result in irreparable damage for which the ordinary forms of redress at law would not be sufficient protection or indemnity.

13.	CONTRACTOR AS AN INDEPENDENT CONTRACTOR

13.1.	It is expressly understood that Contractor, in its operations hereunder, is an independent contractor separate and distinct from The Home Depot. This Agreement shall not be construed to create a partnership, joint venture, or franchise between The Home Depot and Contractor, nor to create between the parties the relation of employer and employee, principal and agent, or franchisor and franchisee.

14.	MISCELLANEOUS

14.1.	The Home Depot, or its agents, may from time to time during the term of this Agreement, and for a period of six (6) months thereafter, during reasonable business hours, audit the records of Contractor pertaining to this Agreement for compliance with this Agreement.

14.2.	Contractor authorizes The Home Depot to make an independent investigation of its background, police and criminal records, references, character, past employment and contracts, education, medical and/or worker’s compensation claims. Contractor also acknowledges that The Home Depot may obtain a credit and/or financial report on Contractor. Contractor hereby releases and indemnifies The Home Depot from any demands, claims, or liability arising from the gathering and use of the information required under this Section. Contractor agrees to perform criminal background checks through The Home Depot’s authorized company on all employees of Contractor and all subcontractor(s) that would be assigned to perform any The Home Depot installation. Contractor will not assign to any The Home Depot installation an employee or subcontractor whose criminal background check reveals a criminal conviction. Contractor will be responsible for the cost of all such background checks. Contractor agrees to submit a list of employees and subcontractors to The Home Depot on a monthly basis. This list must include a detailed copy of the background check evidencing a no conviction record for each employee or subcontractor.

14.3.	Contractor shall not transfer, assign, pledge, encumber, or sublicense this Agreement, or Contractor’s interest in and to this Agreement, without the express prior written consent of The Home Depot. The Home Depot shall have the right to transfer or assign this Agreement to a present or future parent, subsidiary, or affiliate.

14.4.	All notices or other communication shall be in writing and personally delivered or mailed by certified mail or by overnight courier, postage prepaid, to the addresses set forth below. Either party may change its notice address by giving written notice to the other. Notices shall be deemed to have been served and given upon receipt.

14.5.	This Agreement, together with the Exhibits and attachments hereto, if any, and if applicable, The Home Depot’s then current and procedures constitute the entire Agreement between the parties. Any prior agreements, promises, negotiations, or representations that may have been made or relied upon which are not expressly set forth in these documents are of no force or effect. This Agreement may only be amended or modified by a writing signed by an authorized representative of The Home Depot and by Contractor.

14.6.	No provisions of this Agreement shall be waived or be construed to be waived by The Home Depot unless such waiver is in writing and signed by The Home Depot. No failure on the part of The Home Depot to exercise any of the rights, remedies, and options granted hereunder, or to insist upon strict compliance by Contractor, and no custom or practice of the parties at variance with the terms hereof shall constitute any waiver of The Home Depot’s rights to demand exact compliance with the terms hereof. A waiver by The Home Depot with respect to any specific default shall not affect nor impair the rights of The Home Depot with respect to any delay or omission to exercise any right arising from any subsequent default.

14.7.

The invalidity or unenforceability of any provision of this Agreement shall not impair the validity or enforceability of any other provision. The captions and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement nor limit or amplify the terms and provisions hereof. The terms used in this Agreement shall include the plural as well as the singular, and the liability of Contractor, if more than one, shall be joint and several. All rights, privileges, and remedies conferred herein upon the parties shall be cumulative and are in addition to any rights, powers, privileges, and remedies available to the parties by statute or otherwise at law or in equity.

14.8.	Should The Home Depot engage the services of an attorney to enforce any of its rights hereunder, or to collect any amounts due, Contractor shall pay The Home Depot for all reasonable costs and expenses incurred, including reasonable attorney’s fees, as permitted by State law. Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to the institution of any lawsuit or regulatory proceeding under this Agreement, all disputes under this Agreement shall be submitted to mediation utilizing a professional mediator selected by The Home Depot and Contractor. The mediation shall be conducted at a mutually agreed upon time and at a mutually agreed upon location. The mediator’s costs and expenses shall be split equally. Only if the mediation is unsuccessful, or if The Home Depot and Contractor are unable to agree on a mediator or on the time and/or place of the mediation within sixty (60) days of the date on which the dispute(s) began, shall the Home Depot or Contractor have the right to file any lawsuit or initiate any regulatory proceeding under this Agreement.

14.9.	Contractor shall not record this Agreement in any public office without the express prior written consent of The Home Depot.

14.10.	This Agreement shall be binding upon and shall inure to the benefit of the parties, their permitted successors and assigns.

14.11.	Time is of the essence of this Agreement.

14.12.	This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

14.13.	Upon execution of this Agreement, Contractor acknowledges that he/she has read the entire Authorized SF&I Installer Handbook and all of its terms and conditions, including the Indemnification and Insurance requirements, and agrees to the stated terms as a basis for future business with The Home Depot. Furthermore, Contractor agrees that the above referenced handbook shall be incorporated and become part of the Agreement between the parties.

By:	/s/ Daniel L Betts	By:	/s/ Frank Blake

Print Name:	Daniel L Betts	Print Name:	Frank Blake
Title:	President/ CEO	Title:	EVP, Business Dev & Corp.
Address:	Deck America Inc. 1041 Cannons Ct. Woodbridge, VA 22191	Address:	Home Depot 2455 Paces Ferry Rd. Atlanta, GA 30339
Date:	10/25/02	Date:	10/30/02

Exhibit A

Products and Services

•	Wood decking

•	Composite decking (stock and special order SKUs carried by Home Depot, and possibly other SKUs not carried by Home Depot, subject to Home Depot’s approval)

Exhibit B

Market Areas/Stores

Deck America will provide the installation services in the following markets:

•	Market 43 – Washington DC / Baltimore metro area

•	Market 176 – Richmond, VA

•	Market 177 – Norfolk, VA

•	Additional markets may be added to Deck America’s service area if the parties mutually agree

Exhibit C

The Home Depot Authorized SF&I Installer Handbook

Exhibit D

Pricing

•	Prices at which Deck installation services are sold to Home Depot’s customers will be competitive, though not necessarily the lowest in the market.

•	Home Depot and Deck America will mutually agree on the installed retail prices charged to customers in each market (product plus labor).

Exhibit E

Fees

•	Lead generation fee payable to Home Depot: 15% of the total installation price charged to the customer.

Exhibit E-l

Marketing and Lead Generation

Customer leads shall be generated through:

•	Signage and other promotional material placed in Home Depot stores;

•	A kiosk that will promote Deck installation services, and potentially other Home Depot At-Home Services programs;

•	In store staffing provided by Deck America for the purpose of lead generation;

•	In store staffing provided by The Home Depot for the purpose of lead generation;

•	Promotion in Home Depot catalogs, tabs, and other mass media;

•	Direct marketing to segments of the Home Depot customer base and other prospects;

•	Home Depot shall maintain a toll-free telephone number to conduct Deck install business.

•	All Deck installation services provided by Deck America shall be marketed under the Home Depot At Home Services brand name.

•	All aspects of customer contact shall be branded under the Home Depot At Home Services name including in-store signs/displays, forms and sales promotional material, call center telephone scripts, technician ID badges, and materials left behind at the customer’s home; all such contact materials shall be subject to Home Depot’s approval.

Exhibit F

Service Level Standards

The following service level standards shall be met or exceeded throughout the agreement period with Home Depot. If any of these standards are not met, Home Depot will send notification, and the service partner should correct performance within 15 business days.

Minimum Hours of Operation

Service shall be provided during the following hours of operation (local time):

• In-home sales consultations:	Monday – Friday:	8:00 AM – 7:00 PM
	Saturday:	8:00 AM – 5:00 PM
	Sunday:	Closed or by Customer Request
	Legal holidays:	Closed

• Installation service:	Monday – Friday:	8:00 AM – 7:00 PM
	Saturday:	8:00 AM – 5:00 PM
	Sunday:	Closed
	Legal holidays:	Closed

Scheduling standards

•	Must maintain sufficient appointment availability in a licensed computer application such that The Home Depot call center be able to schedule a sales appointment while the customer is on the line during call center hours (no call backs)

Sales consultation standards

•	Maximum lead time to perform sales consultation = 3 days (will make exclusions for extraordinary events (e.g., weather) and advertising events that Home Depot fails to communicate to Deck America)

•	Maximum appointment window length = 2 hours

•	Percent of appointments kept within 2 hour window > 95%

•	Jobs sold as a percent of sales appointments > 20%

Service delivery standards

•	Maximum lead time to perform install = 30 days from signing of contract

•	Maximum appointment window = 2 hours

•	Percent of appointments kept within 2 hour window > 95%

•	Percent of customer service issues acknowledged within 48 hours > 95%

•	Percent of customer service issues open more than 30 days < 2%

•	Percent of customers who would recommend service to a friend > 95%